Exhibit 99.1

CONTACT:	J.D. McGraw, President
Nova Biosource Fuels, Inc.
+1 713 869 6682
Or
Michelle Clark or Hala Elsherbini
Halliburton Investor Relations
+1 972 458 8000

Nova Completes Scott Petroleum Agreement for 50% of Biodiesel Production
20 Million Gallon Refinery Brings Nova’s Biodiesel Technology to Mississippi

HOUSTON, TX — March 13, 2007 — Nova Biosource Fuels, Inc. (OTC: NVBF) announced today it has completed a biodiesel tolling and off-take agreement with Scott Petroleum, Inc. for rights to 50 percent of the biodiesel and glycerin production at Scott Petroleum’s 20 million gallon per year refinery being built by a subsidiary of Nova in Greenville, Mississippi.  Construction of the facility began in July 2006 and the project is scheduled to be producing biodiesel in the summer of 2007.  The refinery will be supplied with catfish oil, poultry fat and other rendered products from the Delta region as feedstock for the production of biodiesel and glycerin.

“We selected Nova’s technology based upon our confidence in the technology and the entire Nova team,” said Solon Scott, President of Scott Petroleum.  “Nova’s ability to utilize multiple feedstocks, produced right here in the Delta, and its ability to generate outstanding fuel quality gave us the confidence to invest and become a producer in the emerging biodiesel industry.  This tolling and off-take agreement is an extension of our continuing partnership with Nova, and we are very pleased to embark on this new opportunity.”

“Our relationship with Solon and Scott Petroleum has continued to evolve largely in part because of Solon’s vision to vertically integrate from the farm to fuel,” said Kenneth T. Hern, Nova’s Chairman and Chief Executive Officer. “Scott Petroleum has demonstrated leadership with an outstanding and successful track record as a petroleum distributor in the Delta for many years. We are very pleased to see that the continued benefits of our long-term alliance with Scott Petroleum will produce biodiesel utilizing our proprietary technology while granting us 50 percent of all production from the plant.”

About Scott Petroleum, Inc.
Scott Petroleum is a family-owned distributor of petroleum products. Begun in 1935, it currently operates 22 bulk plants, seven remote plants and seven convenience stores throughout Mississippi, Arkansas and Louisiana.

About Nova Biosource Fuels, Inc.
Nova Biosource Fuels, Inc. is an energy company that refines and markets ASTM standard biodiesel and related co-products. Nova is focused on the construction and operation of three to four biodiesel refineries with production capacity of between 160 to 240 million gallons of biodiesel fuel on an annual basis. Nova’s business strategy for the next three years includes building up to seven biodiesel refineries, each with production capacities ranging from 20 to 60 million gallons per year. All of Nova’s refineries will use its proprietary, patented process technology, which enables the use of a broader range of lower cost feedstocks. More information on Nova can be found at www.novabiosource.com.

Forward Looking Statements
This news release contains forward-looking statements, including statements regarding Nova’s plans, goals, strategies, intent, beliefs or current expectations. These statements are expressed in good faith and based upon a reasonable basis when made, but there can be no assurance that these expectations will be achieved or accomplished. Readers are urged to carefully review and consider the various risk factors disclosed by Nova in its reports filed with the Securities and Exchange Commission, including Nova’s Annual Report on Form 10-KSB for the period ended October 31, 2006, as amended, which describes the risks and factors that may affect Nova’s business, financial condition, results of operation and cash flows. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, Nova’s actual results may vary materially from those expected or projected in this release or in Nova’s other filings.